AS FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION ON MARCH 11, 2005

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DOUBLE EAGLE PETROLEUM CO.

(Exact name of registrant as specified in its charter)

Maryland	83-02114692

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

777 Overland Trail (P.O. Box 766), Casper, Wyoming 82602

(Address of Principal Executive Offices) (Zip Code)

January 24, 2002 Stock Option Agreements

(Full titles of the plans)

Stephen H. Hollis, President
Double Eagle Petroleum Co.
777 Overland Trail (P.O. Box 766)

Casper, Wyoming 82602

(Name and address of agent for service)

(307) 237-9330

(Telephone number, including area code, of agent for service)

Copy to:
Alan L. Talesnick, Esq.
Patton Boggs LLP
1660 Lincoln Street, Suite 1900
Denver, Colorado 80264
(303) 830-1776

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered(3)	per unit	offering price (2)	registration fee

Common stock issuable upon exercise of stock options granted in Stock Option Agreements	15,000 (1)	$3.80	$57,000	$6.71

Totals	15,000		$57,000	$6.71

(1) Consists of (i) 5,000 shares issuable upon exercise of stock options granted in the Stock Option Agreement dated January 24, 2002 between the Registrant and Roy G. Cohee (ii) 5,000 shares issuable upon exercise of stock options granted in the Stock Option Agreement dated January 24, 2002 between the Registrant and Ken M. Daraie; and (iii) 5,000 shares issuable upon exercise of stock options granted in the Stock Option Agreement dated January 24, 2002 between the Registrant and Beth McBride (collectively, the “Stock Option Agreements”).

(2) Pursuant to Rule 457(h)(1) and 457(h)(3) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated using $3.80, the price at which the stock options granted in the Stock Option Agreements may be exercised.

(3) Includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Stock Option Agreements as a result of any stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock after the date of the Stock Option Agreements.

EXPLANATORY NOTE

     This registration statement registers shares of common stock of Double Eagle Petroleum Co. that may be issued upon the exercise of stock options that were granted in the Stock Option Agreements and resales of shares of common stock that may be acquired upon exercise of these stock options.

     This Registration Statement contains two parts. The first part contains a reoffer prospectus prepared in accordance with Part I of Form S-3. The second part contains information required in the registration statement under Part II of Form S-8. The plan information specified by Part I of Form S-8 is not being filed with the Securities and Exchange Commission as permitted by the Note in Part I of Form S-8. This plan information, the statement of availability of registrant information and any other information required by Item 2 of Part I of Form S-8 will be sent or given to participants of the employee benefit plans as specified by Rule 428 under the Securities Act of 1933.

DOUBLE EAGLE PETROLEUM CO.

COMMON STOCK

15,000 SHARES

REOFFER PROSPECTUS

     Selling stockholders of Double Eagle Petroleum Co. identified in this reoffer prospectus may from time to time offer and sell up to an aggregate of 15,000 shares of common stock to the public under this reoffer prospectus, plus an indeterminate number of additional shares of common stock that may also be issued as a result of stock splits, dividends and combinations. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. All sale proceeds will be received by the selling stockholders.

     The selling stockholders may sell their shares at market prices prevailing at the time of transfer, prices related to the prevailing market prices or negotiated prices.

     Our common stock is listed on the Nasdaq SmallCap Market under the symbol “DBLE”. On March 8, 2005, the closing sale price of our common stock was $21.10 per share.

     Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 to read about factors you should consider before buying shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this reoffer prospectus is March 11, 2005.

     You should relay only on the information in this reoffer prospectus or any supplement to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. You should assume that the information in this document is accurate only as of the date of this document.

PROSPECTUS SUMMARY

     The following summary highlights information contained in this reoffer prospectus. It may not be complete and may not contain all the information that you should consider before investing in the common stock. You should read this entire reoffer prospectus carefully, including the “Risk Factors” section.

The Company	We explore for, develop, produce and sell natural gas and crude oil. We concentrate our activities in areas in which we believe we have accumulated detailed geologic knowledge and developed significant management experience. Our current areas of exploration and development are focused in:

• the Green River Basin in southwestern Wyoming

• the Powder River Basin in northeastern Wyoming

• the Washakie Basin in south central Wyoming

• the Wind River Basin in central Wyoming, and

• the Christmas Meadows area in northeastern Utah

As of December 31, 2004, we owned interests in a total of 511 producing wells, with natural gas constituting approximately 95 percent and crude oil constituting approximately five percent of our production (assuming six Mcf of gas production equals one barrel of oil production). We also have undeveloped acreage in other basins and are evaluating the possibility of additional activity in other areas.

The Offering	The selling stockholders may sell a total of 15,000 shares of common stock. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. All sale proceeds will be received by the selling stockholders.

Company Offices	Our principal executive offices are located at 777 Overland Trail (P.O. Box 766), Casper, Wyoming 82602, telephone number (307) 237-9330.

RISK FACTORS

     The purchase of shares of common stock involves a high degree of risk. Before purchasing common stock, you should read this entire reoffer prospectus and consider the following factors concerning the company in addition to the other information in this reoffer prospectus.

We have had operating losses in the past.

     Although we reported net profits for the fiscal year ended December 31, 2003 and for the nine months ended September 30, 2004, we have reported net losses for the fiscal years ended August 31, 2002 and for other previous years, as well as for the four-month period ended December 31, 2002. There is no assurance that our current or future operations will be profitable.

We depend on a key employee.

     We are highly dependent on the services of Stephen H. Hollis, our Chief Executive Officer and President. The loss of Mr. Hollis could have a material adverse effect on us. We do carry “key man” life insurance on Mr. Hollis in the amount of $1,000,000.

We cannot predict the future price of oil and natural gas.

     Our revenues, profitability and liquidity are substantially dependent upon prevailing prices for oil and natural gas, which can be extremely volatile and in recent years have been depressed by excess total domestic and imported supplies. Prices also are affected by actions of state and local agencies, the United States and foreign governments, and international cartels. In addition, sales of oil and natural gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. Any substantial or extended decline in the price of oil and/or natural gas would have a material adverse effect on our financial condition and results of operations, including reduced cash flow and borrowing capacity. All of these factors are beyond our control.

We could be adversely impacted by changes in the oil and gas market.

     The marketability of our oil and gas production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect our ability to produce and market its oil and natural gas. If market factors were to change dramatically, the financial impact could be substantial because we would incur expenses without receiving revenues from the sale of production. The availability of markets is beyond our control.

We may be unable to find additional reserves.

     Our revenues depend on whether we acquire or find additional reserves. Unless we acquire properties containing proved reserves or conduct successful exploration and development activities, or both, our proved reserves will decline as reserves are produced. Our planned exploration and development projects may not result in significant additional reserves. We may be unable to drill productive wells at low reserve replacement costs.

Our stock price may be adversely impacted by our choice of accounting method.

     We use the “successful efforts” method for capitalizing costs of completed oil and gas wells. Under the successful efforts method, only the costs attributable to successful exploratory wells and the costs of development wells within a producing field are reflected in property and equipment. Producing and non-producing properties are evaluated periodically and, if conditions warrant, an impairment allowance is provided. The impairment allowance is a one-time charge to earnings which does not impact cash flow from operating activities, but may result in a negative impression in the investment community and lower stock prices.

Oil and gas operations are inherently risky.

     The nature of the oil and gas business involves a variety of risks, including the risks of operating hazards such as fires, explosions, cratering, blow-outs, and encountering formations with abnormal pressures. The occurrence of any of these risks could result in losses. We maintain insurance against some, but not all, of these risks. Management believes that the level of insurance against these risks is reasonable and is in accordance with customary industry practices. The occurrence of a significant event, however, that is not fully insured could have a material adverse effect on our financial position and results of operations.

New government regulation and environmental risks could increase our costs.

     The production and sale of oil and gas are subject to a variety of federal, state and local government regulations. These include:

•	the prevention of waste

•	the discharge of materials into the environment

•	the conservation of oil and natural gas, pollution, permits for drilling operations, drilling bonds, reports concerning operations

•	the spacing of wells

•	the unitization and pooling of properties

     Many jurisdictions have at various times imposed limitations on the production of oil and gas by restricting the rate of flow for oil and gas wells below their actual capacity to produce. Because current regulations covering our operations are subject to change at any time, and despite our belief that we are in substantial compliance with applicable environmental and other government laws and regulations, we may incur significant costs for compliance in the future.

Our prices may be impacted adversely by new taxes.

     The federal, state and local governments in which we operate impose taxes on the oil and gas products we sell. In the past, there has been a significant amount of discussion by legislators and presidential administrations concerning a variety of energy tax proposals. In addition, many states have raised state taxes on energy sources and additional increases may occur. We cannot predict whether any of these measures would have an adverse impact on oil and natural gas prices.

Our reserves and future net revenues may differ significantly from our estimates.

     The documents incorporated by reference into this reoffer prospectus contain estimates of our reserves and future net revenues. We had these estimates prepared by J. Stephen Mercer, an independent petroleum engineer with Inverness Management and Advisory Services, Inc., and they were then reviewed by either Ryder Scott Company or Netherland, Sewell & Associates, Inc. The estimates of reserves and future net earnings are not exact and are based on many variable and uncertain factors; therefore, the estimates may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. The actual amounts of production, revenues, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves to be encountered may vary substantially from the estimated amounts. In addition, estimates of reserves also are extremely sensitive to the market prices for oil and gas.

There is limited liquidity in our shares.

     There is a limited market for our shares and an investor cannot expect to liquidate his investment regardless of the necessity of doing so. The prices of our shares are highly volatile. Due to the low price of the securities, many brokerage firms may not effect transactions and may not deal with them as it may not be economical for them to do so. This could have an adverse effect on developing and sustaining the market for our shares. In addition, there is no assurance that an investor will be in a position to borrow funds using our shares as collateral.

THE COMPANY

     We explore for, develop, produce and sell natural gas and crude oil. We concentrate our activities in areas in which we believe we have accumulated detailed geologic knowledge and developed significant management experience. Our current areas of exploration and development are focused in:

•	the Green River Basin in southwestern Wyoming

•	the Powder River Basin in northeastern Wyoming

•	the Washakie Basin in south central Wyoming

•	the Wind River Basin in central Wyoming, and

•	the Christmas Meadows area in northeastern Utah

     As of December 31, 2004, we owned interests in a total of 511 producing wells, with natural gas constituting approximately 95 percent and crude oil constituting approximately five percent of our production (assuming six Mcf of gas production equals one barrel of oil production). We also have undeveloped acreage in other basins and are evaluating the possibility of additional activity in other areas.

     Our common stock is traded on the Nasdaq SmallCap Market under the ticker symbol “DBLE”. On March 8, 2005, the last sale price was $21.10 per share of common stock. Our corporate office is located at 777 Overland Trail (P.O. Box 766), Casper, Wyoming 82602. Our telephone number is (307) 237-9330 and our fax number is (307) 266-1823.

SELLING STOCKHOLDERS

     There are an aggregate of 15,000 shares of common stock reserved for issuance under the following stock option agreements: (i) Stock Option Agreement dated January 24, 2002 between the Company and Roy G. Cohee (ii) Stock Option Agreement dated January 24, 2002 between the Company and Ken M. Daraie; and (iii) Stock Option Agreement dated January 24, 2002 between the Company and Beth McBride (collectively, the “Stock Option Agreements”). The shares are covered by the registration statement on Form S-8, of which this reoffer prospectus is a part, which was filed with the Securities and Exchange Commission (the “SEC”).

     The 15,000 shares of common stock, the resales of which are covered by this reoffer prospectus, consist of shares that may be acquired by three directors upon the exercise of stock options granted under the Stock Option Agreements.

     The following table sets forth the name and position of each selling stockholder, the number of shares of common stock owned by each selling stockholder before the offering (including shares which may be acquired pursuant to the exercise of outstanding options), the number of shares of common stock to be offered by each selling stockholder, the number of shares owned by each selling stockholder after the offering, and the percentage of shares of common stock owned after the offering.

	Number of
	Shares Of				Percentage Of
	Common			Number Of	Shares Of
	Stock Owned	Number Of		Shares	Common
	Before	Shares To Be		Owned After	Stock Owned
Name/Position	Offering	Offered(1)		Offering	After Offering
Roy G. Cohee, Director	29,825(2)	5,000		24,825	*

Ken M. Daraie, Former Director(5)	64,000(3)	5,000	(5)	59,000	*

Beth McBride, Former Director(5)	30,100(4)	5,000	(6)	25,100	*

TOTAL SHARES OFFERED		15,000

*	Less than one percent.

(1)	The number of shares of common stock to be sold assumes that the selling stockholders elect to sell all the shares of common stock held by the selling stockholders that are covered by this reoffer prospectus.

(2)	Includes options to purchase 5,000 shares for $3.80 per share that expire January 25, 2005 and options to purchase 5,000 shares for $6.15 per share that expire on February 4, 2006 held by Mr. Cohee.

(3)	Includes 44,000 shares held by the DL Family Limited Partnership in which Mr. Daraie is a general partner, 10,000 shares held by Mr. Daraie, options to purchase 5,000 shares for $3.80 per share that expire January 24, 2005 and options to purchase 5,000 shares for $6.15 per share that expire on February 4, 2006 held by Mr. Daraie.

(4)	Includes options to purchase 5,000 shares for $3.80 per share that expire January 24, 2005 and options to purchase 5,000 shares for $6.15 per share that expire on February 4, 2006 held by Ms. McBride.

(5)	Mr. Daraie received options to purchase 5,000 shares of common stock as partial compensation for services rendered for services as a non-employee director upon the terms and conditions set forth in the Stock Option Agreement between the Company and Mr. Daraie dated January 24, 2002.

(6)	Ms. McBride received options to purchase 5,000 shares of common stock as partial compensation for services rendered for services as a non-employee director upon the terms and conditions set forth in the Stock Option Agreement between the Company and Ms. McBride dated January 24, 2002.

PLAN OF DISTRIBUTION

     We are registering the sale or other transfer of 15,000 shares of our common stock on behalf of the selling stockholders. We will bear all fees and expenses incident to the registration of these shares. We will not receive any of the proceeds from the sale of these shares.

     The selling stockholders, or their donees, pledgees, transferees or other successors in interest, may choose to sell their shares from time to time on any national securities exchange or quotation service (including The Nasdaq SmallCap Market), in the over-the-counter market or through the writing of options, at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices, in privately negotiated transactions or through a combination of these methods. In addition, the selling stockholders, or their donees, pledgees, transferees or other successors in interest, may choose one or more of the following alternatives:

•	a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this reoffer prospectus; and

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     The selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling stockholders also may sell shares short and deliver shares to close out short positions, or loan or pledge shares to broker-dealers that in turn may sell the shares.

     If the selling stockholders effect such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, brokers, dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of shares from whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved).

     The selling stockholders and any broker-dealers who act in connection with the sale of their shares of our common stock under this reoffer prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions received by them and profit on any resale of their shares of our common stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling stockholders and any such brokers against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

     The selling stockholders and any other person participating in the distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations under the 1934 Act, including, without limitation, Regulation M of the 1934 Act, which may limit the timing of purchases and sales of any of the offered securities by the selling stockholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered securities to engage in market-making activities with respect to the particular shares being distributed. All of the above may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

LEGAL MATTERS

     Patton Boggs LLP, Denver, Colorado, has acted as our counsel in connection with this offering, including the validity of the issuance of the securities offered under this reoffer prospectus. Attorneys employed by that law firm beneficially own approximately 49,000 shares of our common stock.

EXPERTS

     The financial statements of Double Eagle Petroleum Co. appearing in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 and the four-month period ended December 31, 2002 have been audited by Hein + Associates, L.L.P., independent registered public accountants, and for the fiscal year ended August 31, 2002 have been audited by Lovelett, Skogen & Associates, P.C., independent auditors. Those financial statements are set forth in their reports included in the Annual Report and incorporated in this reoffer prospectus by reference. Those financial statements are incorporated in this prospectus by reference in reliance upon those reports and upon the authority of those firms as experts in auditing and accounting.

SECURITIES AND EXCHANGE COMMISSION
POSITION ON CERTAIN INDEMNIFICATION

     The General Corporation Law of the State of Maryland (the “Maryland Code”) provides for mandatory indemnification against reasonable expenses incurred by directors and officers of a corporation in connection with an action, suit or proceeding brought by reason of their position as a director or officer if they are successful, on the merits or otherwise, in defense of the proceeding. The Maryland Code also allows a corporation to indemnify directors or officers in such proceedings if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

     The Maryland Code permits a corporation to expand the rights to indemnification by a provision in its bylaws, by an agreement, by resolution of shareholders or directors not involved in the proceeding, or otherwise. However, a corporation may not indemnify a director or officer if the proceeding was one by or on behalf of the corporation and in the proceeding the director or officer is adjudged to be liable to the corporation. Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary.

     In addition to the general indemnification described above, we have adopted, in our articles of incorporation, a provision under the Maryland Code that eliminates and limits certain personal liability of directors and officers for monetary damages for breaches of the fiduciary duty of care.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

     This reoffer prospectus constitutes a part of a registration statement on Form S-8 we filed with the SEC under the Securities Act. This reoffer prospectus does not contain all the information set forth in the registration statement and exhibits thereto, and statements included in this reoffer prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement.

     In each instance where a statement contained in this reoffer prospectus regards the contents of any contract or other document filed as an exhibit to the registration statement, you shall review the copy of that contract or other document filed as an exhibit to the registration statement for complete information. Those statements are furnished in all respects by this reference.

     We are subject to the informational requirements of the 1934 Act; and files reports, proxy statements and other information with the SEC in accordance with the 1934 Act. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, these materials filed electronically by us with the SEC are available at the SEC’s World Wide Web site at http://www.sec.gov. The SEC’s World Wide Web site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to “incorporate by reference” the information we file with them, which means: incorporated documents are considered part of this reoffer prospectus; we can disclose important information to you by referring to those documents; and information we file with the Securities and Exchange Commission will automatically update and supersede this incorporated information.

     The documents listed below are incorporated by reference. All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this reoffer prospectus and to be part thereof from the date of the filing of such documents.

•	Our Annual Report on Form 10-KSB for the year ended December 31, 2003;

•	Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004;

•	Our Proxy Statement dated May 7, 2004 concerning our Annual Meeting of Stockholders held on June 8, 2004;

•	All other reports filed under Sections 13(a) or 15(d) of the Securities Exchange Act since December 31, 2003, except for information furnished under Form 8-K, which is not deemed filed and not incorporated herein by reference; and

•	The description of our common stock contained in our Form 8-A filed with the SEC on December 10, 1996.

     We will provide without charge to each person to whom a copy of this reoffer prospectus has been delivered, upon written or oral request of such person, a copy of each document incorporated in this reoffer prospectus by reference. Requests for copies should be directed to Stephen H. Hollis, President, Double Eagle Petroleum Co., 777 Overland Trail (P.O. Box 766), Casper, Wyoming 82602, telephone (307) 237-9330.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
AND CAUTIONARY STATEMENTS

     This reoffer prospectus and the documents incorporated into this reoffer prospectus by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the 1934 Act. All statements other than statements of historical fact included in or incorporated into this reoffer prospectus regarding our financial position, business strategy, plans and objectives of our management for future operations and capital expenditures are forward-looking statements. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we cannot be sure that these expectations will prove to be correct.

     Additional statements concerning important factors that could cause actual results to differ materially from our expectations (“Cautionary Statements”) are disclosed in this reoffer prospectus, including the “Risk Factors” section, and in the documents incorporated into this reoffer prospectus. All written and oral forward-looking statements attributable to us or persons acting on our behalf subsequent to the date of this reoffer prospectus are expressly qualified in their entirety by the Cautionary Statements.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The documents listed in (a) through (e) below are incorporated by reference in this Registration Statement. All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of the filing of such documents.

(a)	Our Annual Report on Form 10-KSB for the year ended December 31, 2003;

(b)	Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004;

(c)	Our Proxy Statement dated May 7, 2004 concerning our Annual Meeting of Stockholders held on June 8, 2004;

(d)	All other reports filed under Sections 13(a) or 15(d) of the Securities Exchange Act since December 31, 2003, except for information furnished under Form 8-K which is not deemed filed and not incorporated by reference; and

(e)	The description of our common stock contained in our Form 8-A filed with the SEC on December 10, 1996.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Officers and Directors.

     Section 2-418 of the General Corporation Law of the State of Maryland (the “Maryland Code”) provides for mandatory indemnification against reasonable expenses incurred by directors and officers of a corporation in connection with an action, suit or proceeding brought by reason of their position as a director or officer if they are successful, on the merits or otherwise, in defense of the proceeding. In addition, a corporation may indemnify directors or officers in such proceedings if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

     The Maryland Code also permits a corporation to expand the rights to indemnification by a provision in its bylaws, by an agreement, by resolution of shareholders or directors not involved in the proceeding, or otherwise. However, a corporation may not indemnify a director or officer if the proceeding was one by or on behalf of the corporation and in the proceeding the director or officer is adjudged to be liable to the corporation.

     Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary. We have also adopted, in our Articles of Incorporation, a provision under Section 2-405.2 of the Maryland Code that eliminates and limits certain personal liability of directors and officers for monetary damages for breaches of the fiduciary duty of care.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

5.1	Opinion of Patton Boggs LLP concerning the legality of the securities being registered.

10.1	Stock Option Agreement dated January 24, 2002 between Double Eagle Petroleum Co. and Roy G. Cohee.

10.2	Stock Option Agreement dated January 24, 2002 between Double Eagle Petroleum Co. and Ken M. Daraie.

10.3	Stock Option Agreement dated January 24, 2002 between Double Eagle Petroleum Co. and Beth McBride.

23.1	Consent of Patton Boggs LLP (included in Opinion in Exhibit 5.1).

23.2	Consent of Lovelett, Skogen & Associates P.C.

23.3	Consent of Hein + Associates L.L.P.

24.1	Power of Attorney (included in Part II of this Registration Statement under the caption “Signatures”).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Casper, State of Wyoming, on the 11 day of March, 2005

DOUBLE EAGLE PETROLEUM CO.

By:	/s/ Stephen H. Hollis

Stephen H. Hollis, President

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the registrant, by virtue of their signatures to this registration statement appearing below, hereby constitute and appoint Stephen H. Hollis, with full power of substitution, as attorney-in-fact in their names, place and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their names and hereby ratify all that said attorney-in-fact or his substitutes may do by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Stephen H. Hollis Stephen H. Hollis	Chairman of the Board, Chief Executive Officer, President and Treasurer (Principal Executive Officer)	March 11, 2005
/s/ David C. Milholm David C. Milholm	Chief Financial Officer (Principal Financial and Accounting Officer)	March 11, 2005
/s/ Roy G. Cohee Roy G. Cohee	Director	March 11, 2005
/s/ Thomas A. Prendergast Thomas A. Prendergast	Director	March 11, 2005

Exhibit Index

5.1	Opinion of Patton Boggs LLP concerning the legality of the securities being registered.

10.1	Stock Option Agreement dated January 24, 2002 between Double Eagle Petroleum Co. and Roy G. Cohee.

10.2	Stock Option Agreement dated January 24, 2002 between Double Eagle Petroleum Co. and Ken M. Daraie.

10.3	Stock Option Agreement dated January 24, 2002 between Double Eagle Petroleum Co. and Beth McBride.

23.1	Consent of Patton Boggs LLP (included in Opinion in Exhibit 5.1).

23.2	Consent of Lovelett, Skogen & Associates P.C.

23.3	Consent of Hein + Associates L.L.P.

24.1	Power of Attorney (included in Part II of this Registration Statement under the caption “Signatures”).